Exhibit 5.1

Loeb & Loeb LLP 345 Park Avenue New York, NY 10154	Main 212.407.4000 Fax 212.656.1307

September 2, 2026

ATII Holdings Inc.

2093 Philadelphia Pike #1968

Claymont, DE 19703

Re:	ATII Holdings Inc.

Ladies and Gentlemen:

We have acted as United States securities counsel to ATII Holdings Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4 (File No. 333-295563) initially filed by the Company with the Securities and Exchange Commission (the “Commission”) on May 5, 2026 under the Securities Act of 1933, as amended (the “Act”). Such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”. The Company has entered into a Business Combination Agreement, dated as of April 20, 2026 (the “Business Combination Agreement”) by and among the Company, Archimedes Tech SPAC Partners II Co., a Cayman Islands exempted company and the parent of the Company (“ATII”), ATII Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of ATII (“Merger Sub I”), ATII Merger Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of ATII (“Merger Sub II”), and Forge Nano, Inc., a Delaware corporation (“Forge Nano”). Pursuant to the Business Combination Agreement, and subject to the terms and conditions set forth therein, (1) ATII will re-domicile and become a Delaware corporation by merging with and into the Company, with the Company surviving such merger (the “Domestication Merger”). At least one day after the effective time of the Domestication Merger, Merger Sub I will merge with and into Forge Nano, with Forge Nano surviving (the “Initial Surviving Corporation”) such merger (the “First Company Merger”). Immediately following the effective time of the First Company Merger, the Initial Surviving Corporation will merge with and into Merger Sub II (the “Second Company Merger” and, together with the First Company Merger, the “Company Mergers,” and the Company Mergers, collectively with the Domestication Merger and the other transactions contemplated by the Business Combination Agreement and the documents related thereto, the “Business Combination”), with Merger Sub II surviving such merger as a wholly-owned subsidiary of the Company. The Business Combination is subject to the approval of the shareholders of ATII.

On the effective date of the Domestication Merger, among other things, (i) all of the then issued and outstanding units of ATII, consisting of one ATII Ordinary Share (as defined below) and one-half of one ATII Warrant (as defined below), will separate into the individual components; (ii) all of the then issued and outstanding ordinary shares, par value $0.0001 per share, of ATII (each, an “ATII Ordinary Share”) will convert automatically by operation of law, on a one-for-one basis, into shares of common stock, par value $0.0001 per share, of the Company (the “Pubco Common Stock”); and (iii) each of ATII’s then issued and outstanding warrants (the “ATII Warrants”), issued pursuant to that certain Warrant Agreement, dated as of February 10, 2025, by and between ATII and Odyssey Transfer and Trust Company, as warrant agent (the “Warrant Agreement”), will automatically become, by operation of law and pursuant to Section 4.4 of the Warrant Agreement, warrants to acquire shares of Pubco Common Stock (the “Pubco SPAC Warrants”).

ATII Holdings Inc. Page 2

This opinion is being rendered in connection with the registration under the above-referenced Registration Statement of: (i) up to 251,510,000 shares of Pubco Common Stock (the “Shares”), consisting of (a) up to 29,590,000 Shares to be issued at the closing of the Business Combination (the “Closing”) upon conversion of 29,590,000 ATII Ordinary Shares (the “Conversion Shares”), (b) up to 120,000,000 Shares to be issued at the Closing as consideration to certain holders of issued and outstanding securities of Forge Nano pursuant to the Business Combination Agreement (the “Merger Consideration Shares”), (c) 90,000,000 Shares to be issued into escrow at Closing as Earn-Out Shares (as defined in the Registration Statement), and (d) 11,920,000 Shares issuable upon exercise of 11,920,000 Pubco SPAC Warrants (the “Warrant Shares”); and (ii) 11,920,000 Pubco SPAC Warrants to purchase 11,920,000 shares of Pubco Common Stock.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinions set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon representations of certain officers of the Company.

Based upon the foregoing, we are of the opinion that:

1.	Upon the effectiveness and closing of the Domestication Merger, the Conversion Shares will be validly issued, fully paid and non-assessable.

2.

Upon the effectiveness and closing of the Domestication Merger, each issued and outstanding Pubco SPAC Warrant will be a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

3.	Upon issuance in accordance with the Business Combination Agreement, the Merger Consideration Shares and the Earn-Out Shares will be validly issued, fully paid and non-assessable.

4.	Upon exercise of the Pubco SPAC Warrants in accordance with their respective terms, the Warrant Shares underlying such Pubco SPAC Warrants will be validly issued, fully paid and non-assessable.

The opinions we express above are based upon a review only of those laws, statutes, rules, ordinances and regulations which, in our experience, a securities lawyer who is a member of the bar of the State of New York and practicing before the Commission exercising customary professional diligence would reasonably recognize as being applicable to the foregoing transactions. In addition, we have assumed that the effectiveness of the Domestication Merger will result in the Company assuming all rights, duties and obligations of ATII under the Warrant Agreement by operation of the Companies Act (As Revised) of the Cayman Islands.

ATII Holdings Inc. Page 3

The opinion set forth in paragraph 2 above is subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws) and (ii) the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

We express no opinion as to the enforceability of (i) provisions that relate to choice of law, forum selection or submission to jurisdiction (including, without limitation, any express or implied waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the validity, binding effect or enforceability of any such provision is to be determined by any court other than a state court of the State of New York or (ii) waivers by the Company of any statutory or constitutional rights or remedies. We draw your attention to the fact that, under certain circumstances, the enforceability of terms to the effect that provisions may not be waived or modified except in writing may be limited.

The opinions we express herein are limited to matters involving the internal laws of the State of New York and the applicable provisions of the General Corporation Law of the State of Delaware. We express no opinion with respect to any other laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption, “Legal Matters,” in the Registration Statement and in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder or Item 509 of Regulation S-K promulgated under the Act.

Very truly yours,

/s/ Loeb & Loeb LLP
Loeb & Loeb LLP